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April 28, 2004





Kathy Lain
Unified Fund Services
431 N. Pennsylvania
Indianapolis, IN  46204

Dear Ms. Lain:

At your request, we have read the disclosures made in the document entitled "Attachment of Disclosures Required by Items 77K and 77Q1 of Form N-SAR" regarding the change of auditors of the Lindbergh Funds and agree with their content.

Sincerely,

/s/ McCurdy & Associates CPA's, Inc.


McCurdy and Associates CPA's, Inc.

cc: Board of Trustees
Lindbergh Signature Fund
c/o Dewayne Wiggins
5520 Telegraph Road, Suite 204
St. Louis, Missouri 63129

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